AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this Agreement), dated as of January 24, 2018, is entered into by and between CTI BioPharma Corp., a Delaware corporation (the Delaware Corporation), and CTI BioPharma Corp., a Washington corporation (the Washington Corporation).
WHEREAS, the Washington Corporation is a corporation duly organized and existing under the laws of the State of Washington and is authorized to issue (i) Eighty One Million Five Hundred Thousand (81,500,000) shares of common stock, no par value per share (the Washington Corporation Common Stock), and (ii) Thirty-Three Thousand Three Hundred Thirty-Three (33,333) shares of preferred stock, no par value per share (the Washington Corporation Preferred Stock); and
WHEREAS, the Delaware Corporation is a corporation duly organized and existing under the laws of the State of Delaware, is a wholly owned subsidiary of the Washington Corporation and is authorized to issue (i) Eighty One Million Five Hundred Thousand (81,500,000) shares of common stock, $0.001 par value per share (the Delaware Corporation Common Stock) of which one hundred (100) shares are issued to the Washington Corporation and outstanding as of the date hereof, and (ii) Thirty-Three Thousand Three Hundred Thirty-Three (33,333) shares of preferred stock, $0.001 par value per share (the Delaware Corporation Preferred Stock); and
WHEREAS, the Board of Directors of each of the Delaware Corporation and the Washington Corporation have approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and fair to, and in the best interests of, such corporation and its stockholders; and
WHEREAS, pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, the Washington Corporation, in accordance with the Delaware General Corporation Law (DGCL), will merge with and into the Delaware Corporation, with the Delaware Corporation as the surviving corporation in the merger (the Merger); and
WHEREAS, the Board of Directors of the Washington Corporation will furnish a proxy statement (the Proxy Statement) in connection with the solicitation of proxies to be voted at a special meeting of the Washington Corporation’s stockholders on January 24, 2018 at 10 a.m. Pacific Time, held at 3101 Western Avenue, Suite 800, Seattle, WA 98121, or any adjournment or postponement thereof (the Special Meeting); and
WHEREAS, for US federal income tax purposes, the parties intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with 252 of the DGCL and Section 23B.11.070 of the Washington Business Corporation Act (the Act), the Washington Corporation shall be merged with and into the Delaware Corporation at the Effective Time (as hereinafter defined). Following the Effective Time, the separate corporate existence of the Washington Corporation shall cease, and the Delaware Corporation shall continue as the surviving corporation and shall continue to be governed by the laws of the State of Delaware. The effects and consequences of the Merger shall be as set forth in this Agreement and the DGCL.

2.Condition; Effective Time.
(a)    Pursuant to the Revised Code of Washington, Section 23B.17.015, the obligations of the parties to effect the Merger and to otherwise consummate the transactions contemplated by this Agreement are subject to the Washington Corporation having obtained the approval of this Agreement by the affirmative vote of a majority of votes actually cast by the Washington Corporation stockholders entitled to vote on the Merger at the Special Meeting, in person or by proxy, provided that the affirmative votes equal or exceed fifteen percent of votes within the voting group (the Required Approval).
(b)    Subject to the provisions of this Agreement, the Merger shall be effective upon the filing of a certificate of merger (the Certificate of Merger) complying with 252(c) of the DGCL with the Secretary of State of the State of Delaware with respect to the Merger and the filing of the articles of merger (the Articles of Merger) with the Secretary of State of the State of Washington, which filings shall be made as soon as practicable after the Required Approval has been obtained (the Effective Time).
(c)    The Merger shall have the effects set forth in the DGCL, including without limitation, Section 259 of the DGCL. Without limiting the generality of the foregoing, from the Effective Time: (i) all the properties, rights, privileges, immunities, powers and franchises of the Washington Corporation shall vest in the Delaware Corporation, and (ii) all debts, liabilities, obligations and duties of the Washington Corporation shall become the debts, liabilities, obligations and duties of the Delaware Corporation.
3.Organizational Documents. The bylaws of the Delaware Corporation in effect at the Effective Time shall be the bylaws of the Delaware Corporation until thereafter amended as provided therein or by the DGCL, and the certificate of incorporation of the Delaware Corporation in effect at the Effective Time, as amended pursuant to the Certificate of Merger, shall be the certificate of incorporation of the Delaware Corporation until thereafter amended as provided therein or by the DGCL.
4.Directors and Officers. The directors and officers of the Washington Corporation immediately prior to the Effective Time shall be the directors and officers, respectively, of the Delaware Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the certificate of incorporation and bylaws of the Delaware Corporation or as otherwise provided by the DGCL.
5.Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Delaware Corporation or the Washington Corporation or the holders of shares of capital stock of the Washington Corporation:

(a)
each share of Washington Corporation Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of Delaware Corporation Common Stock, and all such shares of Washington Corporation Common Stock shall automatically be cancelled and retired and shall cease to exist;

(b)
each share of Washington Corporation Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of Delaware Corporation Preferred Stock, and all such shares of Washington Corporation Preferred Stock shall automatically be cancelled and retired and shall cease to exist; provided that, from and after the Effective Time, the holders of Delaware Corporation Preferred Stock shall have the right to convert such shares of Delaware Corporation Preferred Stock into validly issued, fully paid and non-

assessable shares of Delaware Corporation Common Stock, in accordance with and to the extent set forth in the Certificate of Designations of the Delaware Corporation’s Series N Preferred Stock in the Delaware Corporation’s Certificate of Incorporation; and

(c)
each share of capital stock of the Delaware Corporation issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and cease to be outstanding following the consummation of the Merger.

6.Warrants of the Washington Corporation. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding warrant (the Warrants or Warrant) which prior to that time represented a Warrant of the Washington Corporation shall cease to exist and shall be deemed for all purposes to evidence ownership of and to represent a Warrant of the Delaware Corporation and shall be so registered on the books and records of the Delaware Corporation or its transfer agent.
7.Equity-Based Awards of the Washington Corporation. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the Delaware Corporation will assume and continue any and all of the Washington Corporation’s employee benefit plans and stock incentive plans in effect at the Effective Time, including the Washington Corporation’s 2017 Equity Incentive Plan, 2015 Equity Incentive Plan and 2007 Equity Incentive Plan (the “Stock Plans”) and any and all stock options, restricted stock and restricted stock unit awards, and other equity-based awards that are then outstanding under any of the Stock Plans (the “Outstanding Awards”). At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Outstanding Award will automatically be converted into an award covering an equal number of shares of Delaware Corporation Common Stock (with, in the case of options and similar awards, the same per-share exercise price that applied to the Outstanding Award prior to the Effective Time). The Delaware Corporation shall continue to reserve that number of shares of Delaware Corporation Common Stock with respect to each such Outstanding Award as was reserved by the Washington Corporation prior to the Effective Time with no other changes in the terms and conditions of such Outstanding Awards, and each Outstanding Award of the Washington Corporation shall be converted into an Outstanding Award of the Delaware Corporation and shall be so registered on the books and records of the Delaware Corporation or its transfer agent.  On and after the Effective Time, all awards previously issued under or that may be issued in the future under any of the Stock Plans will be deemed to be issued by or may be issued by the Delaware Corporation. In addition, at the Effective Time, the Washington Corporation’s 2007 Employee Stock Purchase Plan (the “ESPP”) shall be assumed by the Delaware Corporation, and any Offering Period (as defined in the ESPP) then in progress shall continue in effect in accordance with its terms, except that the purchase rights under the ESPP will be exercised at the end of the Offering Period for shares of Delaware Corporation Common Stock rather than shares of Washington Corporation Common Stock.
8.Stock Certificates.

(a)
After the Effective Time, each holder of a certificate representing shares of Washington Corporation Common Stock may, at such stockholder’s option, surrender the same for cancellation to the transfer agent of the Delaware Corporation (the Agent), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Delaware Corporation Common Stock into which the shares formerly represented by the surrendered certificate were converted as herein provided. Until so surrendered, each certificate representing shares of Washington Corporation Common Stock outstanding immediately prior to the Effective Time shall be deemed for all purposes, from and after the Effective Time, to represent the number of shares of

Delaware Corporation Common Stock into which such shares of Washington Corporation Common Stock were converted in the Merger.

(b)
After the Effective Time, each holder of a certificate representing shares of Washington Corporation Preferred Stock may, at such stockholder’s option, surrender the same for cancellation to the Agent, and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Delaware Corporation Preferred Stock into which the shares formerly represented by the surrendered certificate were converted as herein provided. Until so surrendered, each certificate representing shares of Washington Corporation Preferred Stock outstanding immediately prior to the Effective Time shall be deemed for all purposes, from and after the Effective Time, to represent the number of shares of Delaware Corporation Preferred Stock into which such shares of Washington Corporation Preferred Stock were converted in the Merger.

(c)
The registered owner on the books and records of the Delaware Corporation of any shares of stock represented by a certificate of Washington Corporation Common Stock or Washington Corporation Preferred Stock shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Delaware Corporation or the Agent, have and be entitled to exercise any voting and other rights (including the right to receive dividends and other distributions) with respect to the shares of Delaware Corporation Common Stock or Delaware Corporation Preferred Stock, as applicable, represented by such certificate as provided in this Section 8.

(d)
Each certificate representing shares of Delaware Corporation Common Stock or shares of Delaware Corporation Preferred Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificate of Washington Corporation Common Stock or Washington Corporation Preferred Stock, as applicable, so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Delaware Corporation in compliance with applicable laws.

9.Consents and Filings; Reasonable Best Efforts

(a)
The Washington Corporation shall (i) file the Proxy Statement with the United States Securities and Exchange Commission; (ii) duly give notice of, convene and hold the Special Meeting for the purpose of obtaining the Required Approval; and (iii) through its Board of Directors, recommend to its stockholders that they vote in favor of the adoption of this Agreement.

(b)
The Washington Corporation and the Delaware Corporation each will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including to effect all necessary notifications and filings.

10.Entire Agreement. This Agreement together with the Certificate of Merger constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties, and agreements, both written and oral, with respect to such subject matter.
11.Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.
13.Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
14.Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
15.Termination, Abandonment or Deferral. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either the Washington Corporation or the Delaware Corporation or both, notwithstanding the approval of this Agreement by the stockholders of the Washington Corporation or the Delaware Corporation or the prior filing of this Agreement with the Secretary of State of the State of Delaware, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Washington Corporation and the Delaware Corporation, such action would be in the best interest of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either corporation or its Board of Directors or stockholders with respect thereto, except that the Washington Corporation shall pay all expenses incurred in connection with the Merger or in respect of this Merger Agreement or relating thereto.
16.Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
17.Governing Law. This Agreement and all actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Washington Corporation or the Delaware Corporation in the negotiation, administration, performance and enforcement thereof shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws thereof.
18.Jurisdiction.    In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or any federal court sitting in the State of Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or any federal court sitting in the State of Delaware and appellate courts thereof.
19.WAIVER OF JURY TRIAL. EACH OF THE WASHINGTON CORPORATION AND THE DELAWARE CORPORATION WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.
20.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, portable data format (PDF) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CTI BIOPHARMA CORP.,
a Washington corporation

By /s/ David Kirske
Name: David Kirske
Title: Chief Financial Officer

CTI BIOPHARMA CORP.,
a Delaware corporation

By /s/ David Kirske
Name: David Kirske
Title: Chief Financial Officer